FOR IMMEDIATE RELEASE
NORWOOD FINANCIAL CORP
ANNOUNCES SECOND QUARTER EARNINGS

July 25, 2012-Honesdale, PA
Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (Nasdaq Global Market-NWFL) and its subsidiary, Wayne Bank, announced earnings for the three months ended June 30, 2012 of $2,258,000.  This represents an increase of $774,000 or 52%, from the $1,484,000 earned in the similar period of 2011.  Included in the second quarter of 2011 were approximately $500,000 of expenses related to the acquisition of North Penn Bancorp, Inc.  Earnings per share (fully diluted) were $.69 in the 2012 period, increasing from the $.50 earned in the similar period of 2011.  Annualized return on average assets for the three months ended June 30, 2012 was 1.33% with an annualized return on average equity of 10.06%.  Net income for the six months ended June 30, 2012 totaled $4,444,000, which is $1.3 million higher than the same six month period of last year.  Earnings per share (fully diluted) for the six months ended June 30, 2012 and 2011 totaled $1.35 and $1.10 per share, respectively.
Total assets as of June 30, 2012 were $684.9 million with loans receivable of $479.4 million, deposits of $534.2 million and stockholders’ equity of $90.2 million.
Loans receivable increased $14.8 million since June 30, 2011.  The commercial loan portfolio, principally real estate related, increased $19.4 million, while retail loans decreased $4.6 million due to a reduction in home equity loans as many were converted to permanent financing.  The Company also sold $4.4 million of fixed-rate residential mortgages, principally with 30 year terms, for purposes of interest rate risk management.
Non-performing assets, which include non-performing loans and foreclosed assets, totaled $10.1 million and represented 1.48% of total assets as of June 30, 2012 compared to $10.7 million and 1.60% of total assets as of December 31, 2011 and $10.6 million, or 1.50% of total assets, as of June 30, 2011.  Net charge-offs were $244,000 for the quarter and totaled $434,000 for the six months ended June 30, 2012 compared to $943,000 and $1.0 million, respectively, for the similar periods in 2011.  Based on the level of non-performing assets, the Company determined that it was appropriate to provide $400,000 and $750,000 for potential future loan losses for the three and six month periods ended June 30, 2012, respectively, compared to $430,000 and $650,000, respectively, for the corresponding periods in 2011.  The allowance for loan losses totaled $5,775,000 as of June 30, 2012 and represented 1.20% of total loans outstanding, compared to $5,267,000 and 1.13% on June 30, 2011.
For the three months ended June 30, 2012, net interest income, on a fully taxable equivalent basis (fte), totaled $6,565,000, an increase of $972,000 or 17% over the similar period in 2011.  The increase can be attributed to the benefits realized from the North Penn transaction.  Net interest margin (fte) for the 2012 period was 4.14% increasing from 3.98% for the similar period in 2011 due to a decrease of 22 basis points in the cost of funds which more than offset the 2 basis point decrease in the yield on interest earning assets.  Yields on loans in excess of the cost of deposits acquired from North Penn contributed to the improved margin.  Net interest income (fte) for the six months ended June 30, 2012 totaled $13,070,000, which was a $2,427,000, or 23% increase, over the similar period in 2011.  The net interest margin (fte) was 4.16% in the 2012 period and 3.98% during the first six months of 2011.
Other income for the three months ended June 30, 2012 totaled $1,206,000 compared to $993,000 for the similar period in 2011.  The increase was due to a $273,000 improvement in gains on the sales of investment securities.  For the six months ended June 30, 2012, other income totaled $2,497,000 compared to $2,201,000 in the 2011 period.  The 2011 period includes $241,000 of gains on the sale of $6.5 million of residential mortgage loans compared to $60,000 in similar gains on sales of $2.3 million of mortgage loans in the current period.  Gains on the sales of investment securities totaled $687,000 on sales of $18.3 million for the 2012 period compared to $224,000 on sales of $10.3 million in the 2011 period.  The proceeds from investment securities sales were reinvested to improve credit quality and interest rate risk in the Company’s bond portfolio as well as to fund new loan growth.
Other expenses totaled $3,957,000 for the three months ended June 30, 2012, an increase of $21,000 from the $3,936,000 reported in the similar period of 2011.  The increase was due to costs related to the operation of five offices acquired from North Penn in 2011, including a $215,000 increase in salary and benefit costs and an $82,000 increase in occupancy and equipment costs.  All other operating expenses increased $212,000 exclusive of the $488,000 of merger-related costs incurred during the same period of last year.  For the six months ended June 30, 2012, other expenses totaled $8,104,000 compared to $7,470,000 for the similar period in 2011, an increase of $634,000 due to increased costs of $1.4 million which was partially offset by the $737,000 decrease in merger-related expenses.

Mr. Critelli commented, “We are very pleased with the results reported for the first half of 2012 which now reflects the full benefit of our acquisition of North Penn which closed on May 31, 2011.  Our core earnings are at a record level, our net interest margin remains close to 4.00% and capital levels are well above peer.  We believe that we are well positioned to capitalize on opportunities available to us in our new and existing markets. We look forward to serving our growing base of stockholders and customers as our economy slowly recovers from the extended economic downturn.”
Norwood Financial Corp., is the parent company of Wayne Bank, which operates sixteen offices throughout Wayne, Pike, Monroe and Lackawanna Counties, Pennsylvania.  The Company’s stock is traded on the Nasdaq Global Market, under the symbol, “NWFL”.
Forward-Looking Statements.
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements.  When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected.  Those risks and uncertainties include changes in federal and state laws, changes in interest rates, risks associated with the acquisition of North Penn Bancorp, the ability to control costs and expenses, demand for real estate and general economic conditions.  The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures
This release references tax-equivalent interest income and net interest income, which are non-GAAP (Generally Accepted Accounting Principles) financial measures.  Tax-equivalent interest income and net interest income are derived from GAAP interest income and net interest income using an assumed tax rate of 34%.  We believe the presentation of interest income and net interest income on a tax–equivalent basis ensures comparability of interest income and net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
The following reconciles net interest income to net interest income on a fully taxable equivalent basis:
	Three months ended June 30		Six months ended June 30
(dollars in thousands)	2012	2011	2012	2011

Net Interest Income	$6,247	$5,318	$12,434	$10,099
Taxable equivalent basis adjustment using 34% marginal tax rate	318	275	636	544
Net interest income on a fully taxable equivalent basis	$6,565	$5,593	$13,070	$10,643

Contact:	William S. Lance
Executive Vice President &
Chief Financial Officer
NORWOOD FINANCIAL CORP
570-253-8505
www.waynebank.com

NORWOOD FINANCIAL CORP.
Consolidated Balance Sheets
(dollars in thousands, except share data)
(unaudited)
	June 30
	2012	2011
ASSETS
Cash and due from banks	$9,135	$9,269
Interest-bearing deposits with banks	15,261	34,213
Federal funds sold	0	1,729
Cash and cash equivalents	24,396	45,211

Securities available for sale	144,720	152,275
Securities held to maturity, fair value 2012: $177 and 2011: $178	172	170
Loans receivable (net of unearned Income)	479,421	464,646
Less: Allowance for loan losses	5,775	5,267
Net loans receivable	473,646	459,379
Investment in FHLB Stock, at cost	3,243	3,981
Bank premises and equipment, net	7,371	7,672
Bank owned life insurance	12,119	11,648
Foreclosed real estate owned	1,268	1,755
Accrued interest receivable	2,416	2,539
Goodwill	9,715	9,483
Other intangible assets	720	881
Other assets	5,081	8,801
TOTAL ASSETS	$684,867	$703,795

LIABILITIES
Deposits:
Non-interest bearing demand	$82,525	$73,718
Interest-bearing	451,632	464,571
Total deposits	534,157	538,289
Short-term borrowings	27,192	32,181
Other borrowings	27,579	42,761
Accrued interest payable	1,335	1,473
Other liabilities	4,363	4,456
TOTAL LIABILITIES	594,626	619,160

STOCKHOLDERS' EQUITY
Common Stock, $.10 par value, authorized 10,000,000 shares
issued: 2012: 3,371,849 shares, 2011: 3,371,866 shares	337	337
Surplus	24,696	24,603
Retained earnings	64,788	60,036
Treasury stock, at cost: 2012: 94,242 shares, 2011: 79,500 shares	(2,739)	(2,404)
Accumulated other comprehensive income	3,159	2,063
TOTAL STOCKHOLDERS' EQUITY	90,241	84,635

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$684,867	$703,795

NORWOOD FINANCIAL CORP.
Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)
	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
INTEREST INCOME
Loans receivable, including fees	$6,431	$5,468	$12,804	$10,396
Securities	1,007	1,135	2,033	2,225
Other	7	16	11	24
Total Interest income	7,445	6,619	14,848	12,645

INTEREST EXPENSE
Deposits	942	932	1,903	1,817
Short-term borrowings	13	27	24	51
Other borrowings	243	342	487	678
Total Interest expense	1,198	1,301	2,414	2,546
NET INTEREST INCOME	6,247	5,318	12,434	10,099
PROVISION FOR LOAN LOSSES	400	430	750	650
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,847	4,888	11,684	9,449

OTHER INCOME
Service charges and fees	559	592	1,113	1,141
Income from fiduciary activities	80	105	178	218
Net realized gains on sales of securities	285	12	687	224
Gains on sale of loans and servicing rights	66	98	60	241
Earnings and proceeds on life insurance policies	131	106	263	200
Other	85	80	196	177
Total other income	1,206	993	2,497	2,201

OTHER EXPENSES
Salaries and employee benefits	2,047	1,832	4,198	3,533
Occupancy, furniture and equipment	490	408	977	806
Data processing related	216	187	448	402
Taxes, other than income	149	143	301	272
Professional Fees	217	126	426	281
Merger related expenses	0	488	18	755
FDIC Insurance assessment	97	95	196	215
Foreclosed real estate owned	85	17	207	36
Other	656	640	1,333	1,170
Total other expenses	3,957	3,936	8,104	7,470

INCOME BEFORE TAX	3,096	1,945	6,077	4,180
INCOME TAX EXPENSE	838	461	1,633	1,036
NET INCOME	$2,258	$1,484	$4,444	$3,144

Basic earnings per share	$0.69	$0.50	$1.35	$1.10

Diluted earnings per share	$0.69	$0.50	$1.35	$1.10

NORWOOD FINANCIAL CORP.
Financial Highlights (Unaudited)
(dollars in thousands, except per share data)

For the Three Months Ended June 30	2012	2011

Net interest income	$6,247	$5,318
Net income	2,258	1,484

Net interest spread (fully taxable equivalent)	3.95%	3.75%
Net interest margin (fully taxable equivalent)	4.14%	3.98%
Return on average assets	1.33%	1.00%
Return on average equity	10.06%	7.88%
Basic earnings per share	$0.69	$0.50
Diluted earnings per share	$0.69	$0.50

For the Six Months Ended June 30

Net interest income	$12,434	$10,099
Net income	4,444	3,144

Net interest spread (fully taxable equivalent)	3.97%	3.72%
Net interest margin (fully taxable equivalent)	4.16%	3.98%
Return on average assets	1.32%	1.12%
Return on average equity	9.94%	8.85%
Basic earnings per share	$1.35	$1.10
Diluted earnings per share	$1.35	$1.10

As of June 30

Total assets	$684,867	$703,795
Total loans receivable	479,421	464,646
Allowance for loan losses	5,775	5,267
Total deposits	534,157	538,289
Stockholders' equity	90,241	84,635
Trust assets under management	110,187	115,540

Book value per share	$27.53	$25.71
Equity to total assets	13.18%	12.03%
Allowance to total loans receivable	1.20%	1.13%
Nonperforming loans to total loans	1.85%	1.90%
Nonperforming assets to total assets	1.48%	1.50%